SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SLM Corporation

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Employee FAQ’s
April 16, 2007

OVERVIEW:

Q. What is the transaction that Sallie Mae has entered into?

A. Sallie Mae’s Board of Directors approved a definitive agreement to sell the company to a group of investors led by private equity firm, the J.C. Flowers & Co and group. The investor group also includes two of the largest financial services companies in the country, Bank of America and JP Morgan Chase. Under the agreement, the purchasers will buy the Company for $25.2 billion or $60 per share of common stock.

Q. Why did the Board of Directors agree to sell the Company?

A. Sallie Mae’s Board of Directors determined that it was in the best interest of shareholders to accept this offer to purchase Sallie Mae. Our Board of Directors and senior management share a fiduciary responsibility to act in the best interest of shareholders and this transaction enhances shareholder value.

Q. Who is J.C. Flowers & Co.?

A. J.C. Flowers & Co. is one of the largest investment funds on Wall Street that is focused solely on the financial services sector. The fund has over $900 million in commitments from financial and strategic investors. Investors in the Funds include ABN Amro, AIG, Banco Santander, GE, Goldman Sachs, JP Morgan Chase and others. JC Flowers is based in New York with an office in London.

Q. Why do these investors want to buy Sallie Mae?

A. Our new investors recognize the strength of Sallie Mae and the growth prospects for the future. All of the investors are committed to providing broader access to higher education. While JPMorgan Chase and Bank of America are investing in the purchase of Sallie Mae, each will continue to operate their independent student lending businesses, providing students, families, and schools the widest possible choices for paying for college.

Q. Will Sallie Mae’s business focus change as a result of this transaction?

For 34 years, Sallie Mae’s mission has been to increase access to higher education for all Americans. Our commitment to serving students, schools and taxpayers is unwavering - and will remain unchanged.
This new chapter in our history is a testament to the growth and success our company has experienced over the past 10 years. Sallie Mae began privatizing in 1997, changing from a government-sponsored secondary market to a full-service financial services provider; this step is the next logical phase of our transformation.

Q. When will this transaction take place?

A. This agreement is subject to shareholder and regulatory approvals. The actual closing is anticipated to be in the second half of 2007.

THE TRANSACTION

Q. Will Sallie Mae still be subject to government oversight as a private company?

A. Yes. We will continue to be regulated by Congress and the Department of Education. We will continue to participate in the Federal Family Education Loan program, and be subject to all federal and state laws, including the Higher Education Act.

Q. What will happen to Sallie Mae Management?

A. The management team will remain in place. The Sallie Mae Board of Directors will be replaced by a new Board that consists of representatives from the new investors. Tim Fitzpatrick will report to this Board of Directors.

Q. Is the deal automatic? What’s next?

A. The transaction has been approved by Sallie Mae’s Board of Directors. Pending the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as satisfaction of other customary closing conditions, the transaction is expected to be completed in the second half of 2007. During the interim period before closing, the company will continue to operate as usual and as a publicly traded company under the direction of the current Board of Directors.

EMPLOYMENT

Q. Do I still work for Sallie Mae? Or, do I work for J.C. Flowers & Co.?

A. Sallie Mae and our subsidiary employees continue to work for Sallie Mae. The only change that has occurred is that before, Sallie Mae was a publicly owned corporation and after the closing it will be a privately owned company.

Q. How will my career opportunities change in the new private company?

A. The investors are making this commitment to buy Sallie Mae because they anticipate that we will continue to grow our business. In fact, they plan on helping us to grow - aggressively. Over the last 10 years, we have seen many employees grow their careers along with the company. For those employees with strong career aspirations, we encourage you to perform your job to the best of your ability, take a keen interest in the business, and develop a strong professional reputation.

COMPENSATION:

Q. Will my pay or benefits change as a result of this announcement?

A. Sallie Mae’s approach to rewarding employees focuses on total compensation - including pay, benefits (such as health care and vacation), saving for the future (e.g., the 401(k) retirement plan), and incentive plans. We regularly review our compensation practices and benchmark them against the marketplace and what our employees value. There are no changes in pay or benefits to announce at this time. However, as a privately owned company, we will need to reexamine our stock equity programs to make sure that we have adequate incentive programs in place to reward our employees for good performance.

Q. What will happen to any unvested stock options or stock that I have?

A. In a transaction such as this, which is typically referred to as a “change of control,” all unvested stock or stock options will vest upon the close of the transaction. We anticipate the transaction will close in the second half of 2007. Since 1997, Sallie Mae has been generous in granting stock options to its employees. These options will vest and employees will receive the difference in value between the grant price and the $60 per share purchase price at the time of closing. Employees will receive a payment in the amount of $60 for each unvested share owned, less taxes.

Q. I have a portion of my 401(k) balance invested in the Sallie Mae Stock Fund. What happens to that investment?

A. At this time, employees are not required to make any changes to a 401(k) savings account, as we continue to be a publicly traded company until the transaction closes. The Sallie Mae Stock Fund continues to be an investment option in the 401(k) plan. At closing employees’ 401(k) investments in the stock fund will be liquidated based on the $60 per share purchase price. The proceeds will be deposited in the 401(k) money market for you to re-designate.

Q. I participate in the Sallie Mae Employee Stock Purchase Plan. What will happen with the stock that I have purchased through the plan? What about the funds in the current plan’s money market account?

A. Any stock that you hold from a previous Employee Stock Purchase Plan transaction through the close date of the sale will also be purchased by our new investors at the agreed upon purchase price. Under the sale agreement, all Employee Stock Purchase plans will terminate at the close of business on April 30, 2007.

Employees who are currently enrolled in the plan scheduled to expire on April 30, 2007 will continue to participate in the plan through the end date. At that time, participants will purchase stock at $40.9615. Any stock that you hold through the close date of the sale will be purchased by our new investors at the agreed upon price. All remaining participants will have the balance of the money market account plus any accrued interest refunded to them after April 30, 2007.

Q. Who should I contact if I have additional questions?

A. For additional answers, please contact your local Human Resources Department or call the Human Resources Helpline at 1-866-ASK-SLMA.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.